Exhibit 10(a)
CAMPBELL SOUP COMPANY
SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES
(as amended and restated effective as of January 1, 2011)
     Campbell Soup Company (the “Company”) established the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Plan”) primarily to assist former U.S. Salaried Employees while seeking other employment. In 1995, the Company also established the Campbell Soup Company Supplemental Severance Pay Plan for Exempt Salaried Employees (the “Supplemental Severance Plan”) to assist former U.S. exempt Salaried Employees at salary level 42 and above for the same purpose. Effective January 1, 2006, both the Plan and the Supplemental Severance Plan were restated in response to legislative changes.
     This amendment and restatement combines the Plan and the Supplemental Severance Plan into one plan. The merged plan shall continue to be called the Campbell Soup Company Severance Pay Plan for Salaried Employees. The Plan is intended to and will be administered as an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. The amended and restated Plan shall be effective as of January 1, 2011.
I. PURPOSE
1.1	The purpose of the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Plan”) is to set forth the terms and circumstances under which U.S. Salaried Employees of the Company whose employment is terminated may be eligible for severance benefits.
This Plan supersedes and replaces all prior policies or plans for Salaried Employees regarding severance benefits, except for severance policies, plans or agreements that are effective in the event of a change in control of the Company.
II. DEFINITIONS
2.1	“Code” means Internal Revenue Code of 1986, as amended from time to time.
2.2	“Company” means Campbell Soup Company and all wholly-owned U.S. subsidiaries and affiliates, unless the Chief Executive Officer of Campbell Soup Company has excluded such subsidiary or affiliate from participating in the Plan.
2.3	“Compensation Limit” means the lesser of (a) a Salaried Employee’s annualized compensation based on the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which the Salaried Employee has a Separation from Service; or (b) the indexed compensation limit set forth in Code section 401(a)(17) for the calendar year in which the Salaried Employee has a Separation from Service ($245,000 for 2011).
2.4	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.5	“Plan” means the Campbell Soup Company Severance Pay Plan for Salaried Employees, as amended and restated, effective as of January 1, 2011.
2.6	“Plan Administrator” means the chief Human Resources executive of Campbell Soup Company.
2.7	“Salaried Employee” means an individual (a) who is employed by the Company, (b) in a regular salaried full-time or part-time position regularly scheduled to work 20 hours or more per week, and (c) who receives a regular and stated compensation other than a pension, retainer or fees for consulting services rendered. Where the terms exempt Salaried Employee or non-exempt Salaried Employee are used, “exempt” and “non-exempt” shall have the same meaning as defined under the Fair Labor Standards Act of 1938, as amended.
Salaried Employee shall not include an employee who is classified as a temporary employee, or who is paid on an hourly basis, or who is a member of a bargaining unit, or whose employment by the Company is covered by a written employment contract. In addition, Salaried Employee shall not include individuals who are contract employees or who are retained as independent contractors, or persons who the Company does not consider to be employees or other similarly situated individuals regardless of whether the individual is a common law employee of the Company. Notwithstanding anything herein to the contrary, the term “Salaried Employee” shall not include any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or a regulatory body as a common law employee of such Company.
2.8	“Separation from Service” means a separation from service within the meaning of Code section 409A.
2.9	“Termination Date” means the last day of active employment, which is the date normally at the end of the notice period, if any.
2.10	“Weekly Salary Rate” means the Salaried Employee’s annual base salary at the time of termination, excluding overtime pay, bonus or incentive payments, or other allowances, divided by 52 weeks.

2.11	“Years of Service” means the total number of years of continuous employment rendered as a regular employee of the Company and all its wholly-owned subsidiaries and affiliates since the employee’s most recent date of hire. Years of Service shall be full years; in the final year of employment, service of six full months or more will be counted as one year.
In addition to service with the Company, continuous years of employment with an enterprise, the assets or stock of which is acquired by the Company, shall be counted as years of service with the Company, unless Campbell Soup Company excludes such prior service with the acquired enterprise.
III. ELIGIBILITY FOR SEVERANCE PAY
3.1	Eligible Terminations.
(a)	General. A Salaried Employee whose separation from employment by the Company due to one of the following events shall be eligible for severance pay: (1) economic or organizational changes resulting in job elimination or consolidation or (2) reduction in work force; provided in all instances such Salaried Employee executes a release of claims as set forth in Article VI herein.

(b)	Specific Events. If any part, unit or function of the Company is divested, outsourced, closed, or relocated to a different geographical area, the determination of which shall be within the Company’s sole discretion, Salaried Employees working in such part, unit or function of the Company who are terminated by the Company as a direct result of the divestiture, outsourcing, closing or relocation shall be eligible for severance pay; provided such Salaried Employee executes a release of claims as set forth in Article VI herein. Eligibility for severance pay will be forfeited if a Salaried Employee resigns voluntarily prior to the termination date selected by the Company.

(c)	Exceptions. Notwithstanding anything in the Plan to the contrary, a Salaried Employee who experiences an otherwise eligible termination will not be provided with severance pay if such Salaried Employee: (1) continues employment with or is hired by the buyer, the Company or the third party outsourcing firm in accordance with the terms of the applicable purchase and sales agreement, in the case of a buyer, or the terms of the applicable outsourcing contract, in the case of a third party outsourcing firm;

or (2) is offered, but elects not to accept, a position of employment with the buyer, the Company or the third party outsourcing firm, in the same geographical area at the same or substantially equivalent salary level (the determination of which shall be in the Company’s sole discretion), except as the Company may determine otherwise.

In addition, a Salaried Employee whose resignation is requested, or who is terminated by the Company for unsatisfactory job performance or other reasons as determined by the Company, shall not be eligible for severance pay under the Plan, except as the Company in its sole discretion may determine otherwise.

Notwithstanding anything herein to the contrary, a Salaried Employee who is terminated from his/her position through Company-initiated action shall not be eligible to receive severance pay under the Plan if the Salaried Employee refuses to accept another position of employment with the Company in the same geographical area at or above such Salaried Employee’s current salary, except as the Company may determine otherwise.
3.2	Ineligible Terminations. In addition to the foregoing, examples of terminations that are ineligible for severance payment under the Plan include but are not limit to the following events: (a) resignation; (b) retirement; (c) termination for cause, as determined by the Company in its sole discretion; (d) violation of a Company policy which provides that violation may result in disciplinary action including termination; (e) death; (f) disability; (g) failure to return at the end of an approved leave of absence (including medical leave of absence); (h) job abandonment; (i) termination as a result of causes beyond the control of the Company; or (j) a change in ownership of an entity, facility, or business unit of the Company or a change in control of the Company.
IV NOTICE OF TERMINATION/NOTICE PAY
4.1	Eligible non-exempt Salaried Employees shall receive two weeks’ notice prior to termination. Eligible exempt Salaried Employees shall receive four weeks’ notice prior to termination. In either case, eligible Salaried Employees may, at the Company’s option, receive payment in lieu of notice, which will be paid during the notice period. Severance payments shall be in addition to and separate from such notice or payments made in lieu of notice.
V. SEVERANCE FORMULA
5.1	Calculation of Payments. All severance payments shall be calculated based upon the Salaried Employee’s Weekly Salary Rate.

(a)	Non-Exempt Salaried Employee. Severance payments for an eligible non-exempt Salaried Employee shall be calculated as follows: severance pay of two weeks’ pay, plus one week of pay for each Year of Service through fifteen Years of Service, and two weeks of pay for each Year of Service in excess of fifteen Years of Service; provided, however, that no non-exempt Salaried Employee shall receive more than 52 weeks of severance pay regardless of the number of his or her Years of Service.
(b)	Exempt Salaried Employee. Severance payments for an eligible exempt Salaried Employee shall be determined on the basis of the Salaried Employee’s grade level on the date of employment termination as set forth below; provided, however, that no exempt Salaried Employee shall receive more than the maximum total amount of severance pay applicable to his or her grade level regardless of the number of his or her Years of Service.

Grade Level	Severance Formula	Maximum Total
10-28	4 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	52 weeks

30-34	8 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	52 weeks

36-40	16 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	52 weeks

42-48	52 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	78 weeks

50 and above	104 weeks	104 weeks
VI. RELEASE OF CLAIMS
6.1	In order to receive severance pay or other benefits under the Plan, Salaried Employees who experience an eligible termination and become eligible for severance pay must execute, deliver, and not revoke a Severance Agreement and General Release satisfactory to the Company by the appropriate deadlines specified by the Company, provided that all such steps must be completed within eight months of the Salaried Employee’s Separation from Service.
VII. TIMING OF SEVERANCE PAY AND OTHER BENEFITS
7.1	Timing and Form of Payments.
(a)	In General. Severance payments shall begin only after a Salaried Employee’s eligible termination and satisfaction of the requirements of Section 6.1. The severance amount calculated under Section 5.1 shall accrue and be payable on regular payroll dates following the Salaried Employee’s Termination Date. Any payments that accrue and are otherwise payable under this Section 7.1(a) prior to the requirements of Section 6.1 being satisfied shall be accumulated and paid in a lump sum as soon as practicable after such requirements are satisfied.

(b)	Severance Subject to Section 409A. Notwithstanding anything in Section 7.1(a) to the contrary, any portion of the severance amount calculated for a Salaried Employee under Section 5.1 that is in excess of twice the Compensation Limit or is otherwise subject to Code section 409A shall be payable under this Section 7.1(b) and not under Section 7.1(a). Amounts payable under this Section 7.1(b) shall be paid in equal installments on regular payroll dates commencing on the later of (1) eight months after the Salaried Employee’s Separation from Service or (2) the Specified Date (as defined below). Notwithstanding the foregoing, any amounts payable under this Section 7.1(b) that accrue prior to the commencement of payments under this Section 7.1(b) shall be paid in a lump sum when payments commence. For purposes of this Section 7.1, severance payments are treated as accruing on regular payroll dates following a Salaried Employee’s Separation from Service, and the “Specified Date” is the date on which the Salaried Employee’s accrued severance payments would first exceed twice the Compensation Limit. The amounts payable under this Section 7.1(b) shall be treated as a series of separate payments for purposes of Code section 409A.

(c)	Death. Upon the death of a Salaried Employee, all remaining severance payments shall be paid in a lump sum to the Salaried Employee’s estate within 90 days of death (provided that no payment shall be made later than it would have been made absent death) and all other Plan benefits shall cease.

7.2	Other Benefits.
(a)	Ongoing Benefits.
(1)	Pension Plan. Eligibility for pension benefits when a Salaried Employee begins to receive severance payments shall not preclude eligibility for severance payments nor may one be offset against the other.

(2)	Savings and Thrift Plans. Former Salaried Employees shall not be able to make contributions to the 401(k) Retirement Plan or any similar Company-sponsored qualified savings plan nor be eligible for matching contributions after their Termination Date.

(3)	Medical and Life Insurance. Provided the requirements of Section 6.1 are met, participation in the Campbell Soup Company group life insurance and medical plans will continue until the end of the severance payment period or until the recipient is eligible for benefit coverage from another employer, whichever occurs first. Deductions for continuing Company benefits will be made from the severance payments. The recipient shall be deemed to be an employee solely for the limited purpose of participation in the above-named benefit plans. To the extent the medical plan benefits described above are taxable, they shall be administered consistent with the following requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (i) eligibility for benefits in one year will not affect eligibility for benefits in any other year; (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (iii) a recipient’s right to benefits is not subject to liquidation or exchange for another benefit.
(b)	Terminated Benefits. A Salaried Employee’s eligibility for and participation in Campbell Soup Company’s short-term and long-term disability plans, dental benefits, salary continuation plan, business travel and accident insurance, supplemental accident insurance, and all other benefit programs shall be governed by the terms of the respective plans and participation shall cease according to the terms of the respective plans. Severance payments under this Plan may reduce the amounts otherwise payable under such a short-term or long-term disability plan in accordance with the terms of such plans. Notwithstanding the foregoing, the terms of such plans shall not impact the timing of any payments under Section 7.1(b). Participation in future Campbell Soup Company stock option awards, restricted stock unit grants and any other Campbell Soup Company-sponsored long-term incentive programs shall cease upon termination of employment. The vesting of any awards granted prior to a Salaried Employee’s termination shall be subject to the terms and conditions of the applicable the long-term incentive program under which such award was issued.

Subject to applicable state wage laws, vacation pay due at the time of termination shall be paid in installment payments on regular payroll dates following a Salaried Employee’s Termination Date.
VIII. REHIRING
8.1	Rehire During Severance Pay Period. If a terminated Salaried Employee is rehired by the Company during the period in which severance payments are being made, severance payments shall cease.
8.2	Rehire After Severance Pay Period. If a terminated Salaried Employee is rehired by the Company after the receipt of all severance payments due under the Plan, no repayment of previously paid severance shall be required.
8.3	Effect of Rehire Upon Future Severance Payments. Years of Service shall not be counted twice in the career of any Salaried Employee for Plan purposes if a terminated Salaried Employee is rehired by the Company. Thus, if a Salaried Employee is rehired after receiving all severance payments due under the Plan or a predecessor plan or policy, Years of Service shall be counted from such Salaried Employee’s most recent date of rehire for the purposes of calculating severance pay in the event of a subsequent eligible termination of such Salaried Employee. Further, if a Salaried Employee is rehired prior to the payment of all severance payments due under the Plan, a portion of the Salaried Employee’s Years of Service shall be restored for the purpose of calculating future severance pay, if otherwise eligible under the terms of the Plan. The portion of the Years of Service restored shall be based on the Years of Service for which no severance payments were made prior to rehire.
IX. ADMINISTRATION
9.1	Plan Administrator. The Plan Administrator has full and exclusive authority to construe, interpret, and administer, in his or her sole discretion, any and all provisions of the Plan. The Plan Administrator has full and exclusive authority to consider and decide, in his or her sole discretion, all questions (of fact or otherwise) in connection with the administration of the Plan and any claim arising under the Plan. Decisions or actions of the Plan Administrator with regard to the Plan are conclusive and binding. The Plan Administrator may maintain such procedures and records as he or she deems necessary or appropriate. The Plan Administrator may delegate his or her powers.
9.2	Claims Procedure. Generally, Salaried Employees need not file a claim to receive benefits under the Plan.
(a)	Denial of Claim. If, however, severance benefits are denied, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Plan Administrator or his or her delegate, to the extent review authority has been delegated. If special circumstances require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
(b)	Reasons for the Denial. A denial or partial denial of a claim will be dated and will clearly set forth:
(1)	the specific reason or reasons for the denial;
(2)	specific reference to pertinent Plan provisions on which the denial is based;
(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
(c)	Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Plan Administrator for a full and fair review of the denied claim by filing a written notice of appeal with the Plan Administrator within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
(d)	Decision Upon Review. The Plan Administrator will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(1)	the specific reason or reasons for the adverse determination;
(2)	specific reference to pertinent Plan provisions on which the adverse determination is based;
(3)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(4)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).
A decision will be rendered no more than 60 days after the Plan Administrator’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Plan Administrator determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

9.3	Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 9.2 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 9.2. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
9.4	Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
X. AMENDMENT AND TERMINATION
10.1	The Chief Executive Officer of Campbell Soup Company reserves the right to amend, modify, suspend, or terminate the Plan in any respect, at any time, and without notice. The Chief Executive Officer of Campbell Soup Company may delegate his or her authority to make certain amendments to the Plan to the chief Human Resources executive of Campbell Soup Company; however, such amendment authority shall be limited to amendments that do not increase the benefits available under the Plan, unless otherwise required by law, or substantially change the form of benefits provided under the Plan.
Notwithstanding the foregoing, no amendment shall have the effect of modifying or reducing severance payments that have commenced to former Salaried Employees who have been terminated before the adoption of such amendment.
XI. GENERAL PROVISIONS
11.1	Participant’s Rights Unsecured and Unfunded. The Plan at all times will be entirely unfunded. No assets of the Company will be segregated or earmarked to represent the liability for benefits under the Plan. The right of a Salaried Employee to receive a payment under the Plan will be an unsecured claim against the general assets of the Company. All payments under the Plan will be made from the general assets of the Company. Notwithstanding anything in this Plan, no Salaried Employee, or any other person, may acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company.
11.2	No Enlargement of Employee Rights. Neither the establishment of the Plan nor any action of the Company or any other person or entity may be held or construed to confer upon any person any legal right to continue employment with the Company. In this regard, the Company expressly reserves the right to discharge any Salaried Employee, at any time, for any reason, in its sole discretion and judgment.
11.3	Non-Alienation. Except as set forth in Section 7.2(a)(3) of the Plan, no interest of any person or entity in, or right to receive a benefit or distribution under, the Plan may be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind. Nor may such interest to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
Notwithstanding the foregoing, the Company shall have the unrestricted right and power to set off against, or recover out of any severance payments not subject to Code section 409A, any amounts owed or which become owed, to the Company by the Salaried Employee to the extent permitted by law.
11.4	Applicable Law. The Plan will be construed and administered in accordance with the provisions of ERISA. To the extent ERISA does not apply, the Plan will be construed and administered in accordance with New Jersey law without regard to conflict of laws.
11.5	Taxes. The Company will withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state, or local law, as applicable.
11.6	Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined solely by Campbell Soup Company, the provision will be considered ambiguous and will be interpreted by Campbell Soup Company in a fashion consistent with its intent, as determined solely by Campbell Soup Company. The Chief Executive Officer of Campbell Soup Company or his or her delegate may amend the Plan retroactively to cure any such ambiguity.
11.7	Excess Payments. If the Weekly Salary Rate, Years of Service, or any other relevant fact relating to the determination of the Plan benefit is found to have been misstated or mistaken for any reason (fact or law), the Plan benefit payable will be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement or mistake will be refunded to the Company or withheld by the Company from any further amounts otherwise payable under the Plan and not subject to Code section 409A.
11.8	Impact on Other Benefits. Amounts paid under the Plan will not be included in a Salaried Employee’s compensation for purposes of calculating benefits under any other plan, program, or arrangement sponsored by the Company, unless such plan, program, or arrangement expressly provides that amounts paid under the Plan will be included.
11.9	Usage of Terms and Headings. Words in the masculine gender include the feminine, and vice versa, unless qualified by the context. Words used in the singular include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.
11.10	Section 409A. To the extent this Plan is subject to Code section 409A, it shall be interpreted, operated, and administered in a manner so as to avoid adverse tax consequences to Salaried Employees under Code section 409A.
11.11	Effective Date. The restated Plan is effective as of January 1, 2011.
     IN WITNESS WHEREOF, this instrument has been executed on June 1, 2011.

Campbell Soup Company
By:	/s/ Nancy A Reardon
Nancy A. Reardon
Senior Vice President — Chief Human Resources and Communications Officer

ATTEST:
By:	Kathleen Gibson
Corporate Secretary